Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Nuvve Holding Corp. of our report dated March 31, 2022 (except for the previously disclosed adjustments to 2021, as to which the date is March 30, 2023), relating to the consolidated financial statements of Nuvve Holding Corp. as of December 31, 2021, and for the year then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California

January 5, 2024